PURCHASE AGREEMENT

                    SELIGMAN MUTUAL BENEFIT PORTFOLIOS, INC.

      Seligman Mutual Benefit Portfolios, Inc. (the "Fund"), an open-end diversified management investment company consisting of five Portfolios, the Seligman Cash Management Portfolio, the Seligman Capital Portfolio, the Seligman Common Stock Portfolio, the Seligman Fixed Income Portfolio and the Seligman Income Portfolio, and J. & W. Seligman & Co. Incorporated ("Purchaser"), intending to be legally bound, hereby agree as follows:

      1. In order to provide each Portfolio of the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 20,000 shares (the "Shares") of beneficial interest (par value $.001) of the Seligman Cash Management Portfolio at a price of $1.00 per Share, and 2,000 Shares of each of the Seligman Capital Portfolio, the Seligman Common Stock Portfolio, the Seligman Fixed Income Portfolio and the Seligman Income Portfolio at $10.00 per Share. The Fund hereby acknowledges receipt from Purchaser of funds in the aggregate amount of $100,000 in full payment for the Shares.

      2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of any of the Shares.

      IN WITNESS WHEREOF, the parties have executed agreement as of the
day of            , 1988.

                                    SELIGMAN MUTUAL BENEFIT PORTFOLIOS, INC.


                                    By:
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                                    Name:
                                    Title:


                                    J. & W. SELIGMAN & CO. INCORPORATED


                                    By:
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                                    Name:
                                    Title: